SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of
                   the Securities Exchange Act of 1934

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     /X/  Soliciting Material Pursuant to Section 240.14-11(c) or Section
          240.14a-12

                        First Interstate Bancorp
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            (Name of Registrant as Specified in Its Charter)


                         First Bank System, Inc.
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  (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:  $3,748,213
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     2)   Form, Schedule or Registration Statement No.:  33-64447
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     3)   Filing Party:  First Bank System, Inc.
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     4)   Date Filed:  November 20, 1995
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                         Ayson & Associates


William J. Ihle
Partner


FIELD(Name)
FIELD(Title)
FIELD(Publication)
FIELD(Address)
FIELD(CityStateZip)

Dear FIELD(Name):

As you no doubt know, Wells Fargo Bank is attempting a hostile takeover of First Interstate Bancorp. If Wells succeeds in this action, it will have devastating consequences for consumers, businesses and communities throughout California. Wells has stated that it will close 85% of First Interstate's California branches; the job layoffs that result have been reported to be as high as 10,000. In addition, it will mean that California will lose one more significant competitor from the banking industry.

First Interstate has rejected the hostile takeover offer from Wells and, instead, has entered into an agreement to merge with First Bank System, a Minnesota-based bank holding company. For California, it would mean that First Interstate's branch network and its employees would remain virtually intact, and the number of major banking competitors would remain unchanged.

Your community has both Wells and First Interstate branches and, therefore, is one of the communities slated for competitive consolidation, branch closing and lay-offs if Wells is successful. The ripple effects of these actions include lost income that will affect consumer spending, more vacant real estate, and competitive disadvantages for consumers and businesses leading to less capital availability and higher pricing. I am writing on behalf of First Bank to ask you to examine the facts surrounding the First Interstate situation. We are convinced that, when you fully appreciate the disastrous ramifications of the Wells hostile takeover, you may decide to go on record in an editorial opposing a Wells-First Interstate consolidation.

First Bank System wants the First Interstate branches to remain strong financial centers in California communities and is anxious to compete in California, providing banking consumers with top-notch products and services. I am enclosing materials which I hope provide you with sufficient information on which to base an editorial. These include:

- Fact sheet about First Bank System, its history and reputation;

- Fact sheet comparing the First Bank-First Interstate merger to Wells' hostile takeover and the ramifications of each offer for the California economy, job situation, real estate market and banking consumer;



   8205 Santa Monica Boulevard, Suite 1-115, West Hollywood,
                       California 90046
        Telephone: 213-656-4939 Facsimile: 213-656-3848


-    First Bank System's 1994 Annual Report;

-    Newspaper articles about First Bank;

-    Copy of a press release issued by the California
     Reinvestment Committee (CRC) criticizing Wells community commitment; and

- An editorial cartoon, which is camera-ready and which you are free to use. This letter serves as an official release that allows your publication to print the cartoon in connection with any editorial or news report on the subject of the First Interstate-First Bank merger. You may caption it as you wish.

You should also know that we would very much like to arrange for a First Bank officer to discuss this issue with you and your editorial writers. I will follow-up by telephone within a few days or, you can reach me at my number in Los Angeles.

California regulatory officials and the Attorney General are currently reviewing both the First Bank-First Interstate merger and the Wells Fargo hostile takeover, which may make an editorial very timely at this point. Thank you for your consideration of this very important matter, which is certain to affect your community one way or the other.

Sincerely,



William J. Ihle

This letter, fact sheets and editorial cartoon may constitute proxy solicitation materials. The participants in this solicitation may include First Bank System, Inc. ("FBS"), the directors of FBS (John F. Grundhofer, Roger L. Hale, Delbert W. Johnson, Norman M. Jones, John H. Kareken, Richard L. Knowlton, Jerry W. Levin, Kenneth A. Macke, Marilyn C. Nelson, Edward J. Phillips, James J. Renier, S. Walter Richey, Richard L. Robinson, Richard L. Schall, and Lyle E. Schroeder), Lester Pollack (Board Observer) and the following executive officers and employees of
FBS: Richard A. Zona (Vice President and Chief Financial Officer), Philip G. Heasley (Vice Chairman and President, Retail Product Group), Lee R. Mitau (Executive Vice President, Secretary and General Counsel), Susan E. Lester (Executive Vice President), Elizabeth A. Malkerson (Senior Vice President, Corporate Relations), David R. Edstam (Executive Vice President and Treasurer), David J. Parrin (Senior Vice President and Controller), Arnold C. Hahn (Senior Vice President, Corporate Development), Andrew Cecere (Senior Vice President, Management Accounting and Forecasting), John R. Danielson (Senior Vice President, Investor Relations), Wendy Raway (Vice President and Manager of Media Relations) and Karin Glasgow (Assistant Vice President, Investor Relations).

FBS and First Interstate Bancorp ("First Interstate" or "FI") are parties to an Agreement and Plan of Merger, dated November 5, 1995, pursuant to which a wholly owned subsidiary of FBS is to merge with and into First Interstate. In addition, First Interstate has granted to FBS an option to purchase up to 19.9% of the outstanding shares of common stock of First Interstate in certain circumstances. As of October 31, 1995, certain FBS subsidiaries held 54, 437 shares of First Interstate common stock in a fiduciary capacity. FBS disclaims beneficial ownership of shares of First Interstate common stock held in a fiduciary capacity and any other shares held by any pension plan of FBS or any affiliates of FBS.

As of November 30, 1995, Marilyn C. Nelson and Richard L. Robinson, directors of FBS, held 2,000 shares and 150 shares, respectively, of First Interstate common stock. Lester Pollack is an executive officer of Corporate Advisors, L.P., the general partner of two shareholders of FBS and the investment manager for another shareholder of FBS. Corporate Advisors, L.P. may be deemed to be indirectly controlled by Lazard Freres & Co., LLC, of which Mr. Pollack is a managing director. Lazard Freres & Co., LLC engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, Lazard Freres & Co., LLC may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Although J.P. Morgan Securities, Inc. does not admit that it or any of its directors, officers, employees of affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission (the "Commission"), or that such Schedule 14A requires the disclosure of certain information concerning J.P. Morgan Securities, Inc., it may assist FBS in this solicitation. J.P. Morgan Securities, Inc. engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, J.P. Morgan Securities, Inc. may at any time hold a long or short position in such securities.

Except as disclosed above, to the knowledge of FBS, none of FBS, the directors or executive officers of FBS or the employees of other representatives of FBS named above has any interest, direct or indirect, by security holdings or otherwise, in First
Interstate.

 COMPARISON OF THE PROPOSED FIRST BANK SYSTEM/FIRST INTERSTATE
           MERGER AND THE WELLS FARGO EXCHANGE OFFER

First Bank System (FBS), a regional bank holding company headquartered in Minneapolis, has signed a merger agreement with First Interstate Bancorp. According to the agreement, FBS will exchange 2.6 shares of its stock for every share of First
Interstate stock. The present owners of First Interstate will become shareholders in the new, combined company.

Wells Fargo has announced a hostile exchange offer for First
Interstate. The Wells proposal offers First Interstate shareholders 0.67 shares of Wells Fargo stock for each share of First Interstate stock.

Each proposal would result in a company very different than the other. Below is some important information about the FBS - First
Interstate agreement and the Wells Fargo hostile offer.


Cost to California
------------------
The First Bank System - First Interstate merger is better for
California.

- FBS and First Interstate have almost no overlap in their operating areas. Because there is no overlap in operations, the combined company will continue to operate all of First Interstate's branches through California. Although the new company expects to cut 6,000 jobs, they will be spread among the 21 states in which the new company will operate and will not be concentrated in California or in any one market in our community.

- On the other hand, Wells Fargo and First Interstate have a high degree of branch overlap. Wells has stated that they will close most if not all of First Interstate's 457 California branches. FBS estimates that this will result in about 12,000 California jobs lost. And, according to the U.S. Department of Commerce's Bureau of Economic Analysis, approximately 1.6 additional jobs are lost to the California economy for every one job lost in the state's finance sector. Therefore, in addition to the 12,000 California jobs that Wells would cut from the combined Wells/First Interstate, 19,200 innocent bystanders would also lose their jobs as a result.

- If it is successful, the Wells Fargo hostile offer would remove one of the few remaining state-wide banking competitors in California. Less competition will likely lead to higher banking costs and fewer products for California consumers.


Growth
------
First Bank System is a highly successfully bank that is experiencing strong growth. The First Bank System - First
Interstate merger will translate into economic benefits for California.

-    FBS's 1994 revenue was 11% higher than its revenue level in
                                ------
     1990.  Wells Fargo, on the other hand, had 1994 revenue that was 15% less than its 1990 level.
             ---------

- Wells Fargo's no-growth business strategy depends upon financial engineering, not business growth.


Risk
----
The First Bank System - First Interstate merger entails less risk for California and First Interstate shareholders.

- The geographic concentration that would result from the Wells Fargo hostile offer would create a bank highly susceptible to regional economic downturns. Approximately 70% of the entity's total assets and 78% of its real estate loan assets would be located in California. The FBS - First Interstate merger, on the other hand, would create a banking powerhouse with operations in 21 states.

- Wells Fargo is presently pursuing a high risk business strategy that is based upon forcing its customers to abandon traditional branch banking in an unrealistic time frame.
     Wells Fargo's strategy will likely cause the loss of customers, and therefore revenue.

- FBS's merger with First Interstate does not have the regulatory uncertainty that the Wells Fargo hostile bid faces. Because of the substantial anti-trust and regulatory issues facing Wells, FBS believes that Wells will likely face significant delays in obtaining regulatory approvals.


Value
-----
The FBS - First Interstate merger is better for First Interstate shareholders than the Wells Fargo hostile offer.

- The strong growth First Bank System has exhibited in recent years will continue. The combined FBS - First Interstate is projected to have earnings per share growth of 28.6% in 1996 for First Interstate shareholders. A Wells Fargo - First Interstate combination, on the other hand, using the most optimistic numbers, is projected by FBS to have earnings per share growth of only 1.9% in 1996.

- The combined First Bank System - First Interstate will have better performance ratios than the proposed Wells Fargo combination. Based upon FBS's projection, FBS - First Interstate will have return on assets ration of 2.09% compared to 1.54% for that of Wells Fargo - First Interstate. Based on FBS's projections, FBS - First Interstate will have a return on equity ratio of 28.0% compared to 11.8% for a combined Wells Fargo - First Interstate.

[Cartoon depicting a stage coach labeled "WELLS FARGO" passing a sign labeled "WELLS FARGO HOSTILE TAKE OVER OF FIRST INTERSTATE". The cartoon depicts a person leaning out of the stage coach trying to hold onto a suitcase labeled "CUSTOMERS". Suitcases labeled, "REAL ESTATE MARKET", "CALIFORNIA ECONOMY", "BANKING COMPETITION" and "CALIFORNIA JOBS" are shown falling out of the stagecoach.]

              Facts about First Bank System, Inc.
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First Bank System, Inc., (FBS) is a top-performing regional bank holding company headquartered in Minneapolis and serving 11 Midwest and Rocky Mountain states. We have become a leader in our industry by focusing on our core businesses, expanding through value-creating acquisitions, investing in technology to lower costs and improve sales and service, and maintaining tight control over costs.

- FBS is the 29th largest U.S. commercial bank holding company with assets of $37.3 billion.

- Our market capitalization at September 30, 1995, was $6.6 billion.

- Based on share of deposits, we are among the top two market leaders in seven of our 11 states.


Company Information
-------------------
Primary states served     Minnesota, Colorado, North Dakota,
                          South Dakota, Montana, Wisconsin,
                          Nebraska, Wyoming, Kansas, Illinois,
                          and Iowa

Number of financial
institutions              9 banks and 1 thrift

Locations                 366 banking offices and 18 nonbanking
                          offices

ATMs                      2,896

Employees                 13,644


Balance Sheet ($ in billions)*
------------------------------
Assets                    $37,323
Deposits                  $25,050
Loans                     $27,809
Shareholders' Equity      $ 3,449

* Includes pro forma FirsTier Financial, which FBS will acquire in January 1996.


Peer Group Performance Comparison**
-----------------------------------
                                  FBS      Peer Group Median
                                  ---      -----------------
3Q95 Return on average assets     1.76%    1.31%
3Q95 Return on common equity      21.2%    17.7%
3Q95 Net interest margin          4.85%    4.47%
Efficiency ratio                  53.9%    59.8%

** Based on the performance of 26 regional banks tracked by Montgomery Securities, Inc. Ratios exclude the effects of securities gains/losses, merger-related charges, and extraordinary items.


Core Businesses
---------------
At FBS, we focus on four core business:
-  Retail and Community Banking    -  Commercial Banking
-  Payment Systems                 -  Trust and Investment Group


Retail and Community Banking

FBS serves more than 3.1 million households and 236,000 businesses in 11 states through 366 locations, 2,869 automated teller machines, 24-hour telephone service, and First FinanciaLine telemarketing.

Payment Systems

Our Payment Systems business includes products and services related to the processing of transactions between consumers and businesses. We are the nation's largest issuer of Visa Corporate and Purchasing Cards and a leading issues of Visa Business Cards, and the fifth largest U.S. processor of Visa and Mastercard transactions. We are one of the country's largest issuers of Visa cards, with more than $15 billion in sales.

Commercial Banking

Our Commercial Banking business focuses on serving the credit needs of companies with $25 million or more in annual sales and with headquarters or major operations in markets we serve. In addition, we provide a full range of noncredit services, including credit facilities, treasury management, and foreign exchange.

Trust and Investment Group

We provide a wide range of investment advisory, administrative, custodial, and trustee services to individuals, families, corporations, public agencies, and charitable institutions. We also are the nation's largest provider of corporate trust services.


Community Commitment
--------------------
FBS awards grants to nonprofit organizations throughout its region through its corporate giving program and FBS Foundation. Our primary focus is affordable housing, economic development, and K-12 public education, although we also support a variety of organizations that work in the areas of human services and arts and culture. Grant-making decisions are made in each local market. In 1994, FBS gave more than $6.3 million to organizations throughout its region.

FBS works with community-based organizations to deliver outreach services and homebuyer counseling programs that help create home-ownership opportunities for low- and moderate-income people. FBS also provides down payment, closing cost, and gap financing assistance to low- and moderate-income borrowers in the form of 0% loans with deferred payment options (typically due upon sale of the property). In 1994, FBS made more than $1.4 million in homebuyer assistance loans and gap financing.

Our ratio of loans to deposits is 113%, reflecting our strong commitment to reinvesting deposits back into the communities we serve. Our two largest banks, representing more than 65% of total assets, have earned outstanding ratings under the Community Reinvestment Act. In addition to affordable mortgage and homebuyer counseling programs, our community reinvestment program includes loans to small businesses, community development loans and investments, products for all consumers, grants to nonprofit organizations, and countless hours of volunteer service. Through FBS CDC, we are authorized to make equity investments in both housing and economic development.